UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                 March 13, 2006
Date of Report (Date of earliest event reported)

                  Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 13, 2006, we entered into a Fifth Amended and Restated Credit Agreement with a syndicate of banks, including JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc. and Wachovia Capital Markets LLC, as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as syndication agent, Citibank, N.A., HSBC Bank USA, N.A. and The Bank of New York, as documentation agents, and the other lenders named therein (the “Amended Credit Facility”). The Amended Credit Facility, dated and effective as of March 10, 2006, amends and restates the Company’s letter of credit facility dated December 10, 2004 and replaces the Company’s revolving credit facility dated December 10, 2004. The Amended Credit Facility has a five year term, allows for borrowing or issuance of letters of credit of up to $1.5 billion and is unsecured. Letters of credit under the Amended Credit Facility primarily secure reinsurance liabilities of our insurance subsidiaries. We guarantee our insurance subsidiaries’ reimbursement to the lenders of any disbursements made under outstanding letters of credit. As of March 10, 2006, the aggregate face amount of letters of credit outstanding under the Amended Credit Facility is approximately $848.5 million.

Loans under the Amended Credit Facility may be made either at a LIBOR rate plus 0.15% or the higher of the Federal Funds rate plus ½ of 1% or JPMorgan Chase’s prime rate. Under the Amended Credit Facility, we are required to pay certain fees, including a facility fee of 0.05% of the aggregate commitment, which fee is payable quarterly in arrears. The LIBOR rate spread, letter of credit fee and facility fee adjust automatically in the event of a change in our credit ratings.

The Amended Credit Facility contains customary terms and conditions, including a financial covenant regarding maintenance of a minimum consolidated net worth, and covenants restricting our ability to incur liens, merge or consolidate with another entity where we are not the surviving entity and dispose of all or substantially all of our assets. Further, the Amended Credit Facility contains customary events of default, subject to certain materiality thresholds and grace periods for certain of those events of default. The events of default include payment defaults, covenant defaults, material inaccuracies in representations and warranties, certain cross-defaults, bankruptcy and liquidation proceedings and other customary defaults. Upon an event of default, the Amended Credit Facility provides that, among other things, the commitments may be terminated, any outstanding letter of credit may be drawn upon (if permitted under such letter of credit) and the loans then outstanding may be declared due and payable.

The foregoing description of the Amended Credit Facility does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Credit Facility, which is attached as Exhibit 10.1 and incorporated herein by reference.

Certain lenders under the Amended Credit Facility or their affiliates perform other services for our subsidiaries and us from time to time in the normal course of business, including providing custodial, cash management and transfer agent services, merger and acquisition/investment banking advice and underwriting of capital market transactions. In addition, certain lenders under the Amended Credit Facility or their affiliates act as distributors of various life, annuity and investment products of our subsidiaries in the ordinary course of business.

Item 9.01. Financial Statements and Exhibits.

(c)	The following exhibit is included herewith.

Exhibit 10.1—Fifth Amended and Restated Credit Agreement, dated as of March 10, 2006, among Lincoln National Corporation, as an Account Party and Guarantor, the Subsidiary Account Parties, as additional Account Parties, JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc. and Wachovia Capital Markets LLC, as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as syndication agent, Citibank, N.A., HSBC Bank USA, N.A. and The Bank of New York, as documentation agents, and the other lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION
By /s/Frederick J. Crawford
Name: Frederick J. Crawford
Title: Senior Vice President and
Chief Financial Officer

Date: March 15, 2006

Exhibit Index

Exhibit Number	Description

10.1
Fifth Amended and Restated Credit Agreement, dated as of March 10, 2006, among Lincoln National Corporation, as an Account Party and Guarantor, the Subsidiary Account Parties, as additional Account Parties, JPMorgan Chase Bank, N.A. as administrative agent, J.P. Morgan Securities Inc. and Wachovia Capital Markets LLC, as joint lead arrangers and joint bookrunners, Wachovia Bank, National Association, as syndication agent, Citibank, N.A., HSBC Bank USA, N.A. and The Bank of New York, as documentation agents, and the other lenders named therein.